Exhibit 10.1

CASH COLLATERAL PLAN

PLEDGE AND SECURITY AGREEMENT
FOR
GUARANTEE OF DEDUCTIBLE and / or LOSS LIMIT REIMBURSEMENT

This pledge and security agreement for guarantee of deductible and / or loss limit reimbursement, (" Agreement"), is made and entered into as of 12/15/2015 by and between Liberty Mutual, as defined in ¶ 1 below, and  Policyholder,  as defined in ¶ 2 below, to secure all of Policyholder's obligations to Liberty Mutual arising out of or in connection with any and all the following insurance policies including any and all renewals, rewrites thereof (singularly the "Insurance Policy" collectively the "Insurance Policies") listed below and any policies with deductible or loss limit provisions which are written by Liberty Mutual for Policyholder subsequent to the execution of this Agreement but prior to the renewal are incorporated herein by reference and made a part hereto.

Policy No.                                                      Insurer

See Attached Schedule                               Liberty Mutual

1.           Liberty Mutual. The term "Liberty Mutual" means Liberty Mutual Insurance Company, Liberty Mutual Fire Insurance Company, Liberty Insurance Corporation, or The First Liberty Insurance Corporation, all of which have their principal place of business at 175 Berkeley Street, Boston, Massachusetts, 02116 and Employers Insurance of Wausau, Wausau General Insurance Company, Wausau Underwriters Insurance Company or Wausau Business Insurance Company, all of which have their principal place of business at 2000 Westwood Drive, Wausau, WI 54401, or any other executing company or companies of The Liberty Mutual Group or the Wausau Insurance Companies. However, regardless of which company has issued an Insurance Policy, this Agreement will be satisfied if all notices and payments are made to:

Liberty Mutual Insurance Company
175 Berkeley Street
Boston, Massachusetts   02116

Notices to Liberty Mutual shall be in writing and shall be delivered by mail to Liberty Mutual's principal place of business and addressed to Steve Whalen, H.O Financial Credit, or to such other address or person as Liberty Mutual may specify to the Policyholder in writing.  Notices given hereunder shall be deemed effective upon the date received.

Copyright, 2001, Liberty Mutual Insurance Company

2.           Policyholder.  The term "Policyholder" as used in this  Agreement shall mean ITT Educational Services Inc. with its principal place of business at 13000 North Meridian Street, Carmel, IN 46032 and shall include all those listed on any of the above Insurance Policies as a "named insured," and all of them shall be jointly and severally liable for performance of the terms of this Agreement and for the reimbursement of deductible and/ or loss limit advances made by Liberty Mutual, for the payment of premiums and for all other obligations owing to Liberty Mutual under the Insurance Policies or this Agreement.

Except for the deductible and / or loss limit reimbursement notices contemplated in ¶5(a) or premium invoices, any notice required to be sent to the Policyholder shall be in writing and shall be delivered by mail to the person designated below at Policyholder's principal place of business and addressed to Angela Knowlton, CPA, Senior Vice President, Controller and Treasurer, Chief Accounting Officer, or to such other address or person as Policyholder may specify to the Liberty Mutual in writing.  Notices given hereunder shall be deemed effective upon the date received.  Notices to the Policyholder shall be on behalf of all those listed as a "named insured" on any of the above Insurance Policies and Policyholder will act on behalf of all of them, unless the Policyholder and Liberty Mutual agree in writing on some other arrangement.

3.           Endorsements and Filings.  Liberty Mutual has issued or will issue to the Policyholder the above listed Insurance Policies and, with the consent of the Policyholder, has attached or will attach to some or all of the Insurance Policies certain deductible, premium endorsements and the MCS-90 endorsement if applicable.  Liberty Mutual has also filed, or will file, with appropriate federal and state regulatory agencies, where applicable, evidence of insurance for the protection of the public, and has issued or will issue evidence of insurance to additional parties who require or request such evidence of insurance.

4.           Deductible Advances and Premiums.  Pursuant to the terms of the Insurance Policies, Liberty Mutual may advance any part or all of the deductible and/ or loss limit amount or payments made pursuant to the terms of the MCS-90 endorsement on behalf of the Policyholder for claims which are the sole and exclusive liability of the Policyholder. The Policyholder agrees to reimburse Liberty Mutual for such payments, and any allocated loss adjustment expenses and costs applicable to such claims.

To the extent not reflected in the applicable rating plan(s), Policyholder shall reimburse Liberty Mutual for any taxes, interest, fines or penalties paid or advanced by Liberty Mutual which are attributable to any deductible amounts under the Insurance Policies and for any state assessments, surcharges or other charges paid or advanced by Liberty Mutual, including but not limited to those that relate to any second injury fund, guaranty fund, residual market, reinsurance pool, or other compulsory plan or mechanism and any interest, fines or penalty charges thereon.

All amounts due from the Policyholder pursuant to or described in this ¶4 are referred to herein as “Obligations”.  Any adjusted and other premiums that may become due from Policyholder pursuant to the terms of the Insurance Policies as well as any amount Liberty Mutual may advance pursuant to the terms of the MCS-90 endorsement on any other policy issued for Policyholder will also be considered “Obligations”.

5.	Reimbursement, Payment, and Disputed Deductible Amounts.

(a)           Reimbursement by the Policyholder of amounts paid or advanced by Liberty Mutual, under the circumstances described in ¶4 above, shall be made so that Liberty Mutual receives payment on or before the due date after receipt by the Policyholder of any written request by Liberty Mutual for reimbursement of said amounts. Payment by Policyholder of any adjusted or other premiums or amounts due under the Insurance Policies shall be made so that Liberty Mutual receives payment on or before the due date after receipt by Policyholder of any written notice by Liberty Mutual to Policyholder that such a payment is required. Should any reimbursement, premium payment or amounts due not be made within said thirty (30) day period of the due date, then, in addition to all other rights and remedies available to Liberty Mutual hereunder, under the policies, or at law or in equity, Liberty Mutual shall be entitled to receive a late payment charge computed at a rate of Prime Rate (as published in the Wall Street Journal) plus 1% per annum on the overdue amount, for actual days elapsed from the date due until paid. Such late payment charges shall be included in "Obligations" as defined hereunder.
.

(b)           Should a dispute arise as to an amount due within the "Deductible and/ or Loss Limit Advance" based on the Policyholder's good faith belief that Liberty Mutual has, because of an administrative error, miscalculated the Deductible / or Loss Limit Advance, then the Policyholder, after written notice to Liberty Mutual indicating the nature and amount of the dispute, agrees to either:

(i)           Pay the Deductible and/ or Loss Limit Advance, including the disputed amount, however, if the disputed advance amount is resolved in the Policyholder's favor, Liberty Mutual shall credit the Policyholder such disputed advance plus accrued interest at the prevailing Prime Rate (as published in the Wall Street Journal) plus 1% per annum as of the original receipt date of the disputed advance amount to the date said amount is credited to the Policyholder; or

(ii)           Pay the Deductible and / or Loss Limit Advance as billed, net of the disputed amount, however, if the disputed advance amount is resolved in Liberty Mutual's favor, the Policyholder shall remit to Liberty Mutual such disputed advance amount plus accrued interest at the prevailing Prime Rate (as published in the Wall Street Journal) plus 1% per annum from the original due date of the disputed advance amount to date of remittance to Liberty Mutual.

6.           Collateral. To secure the Obligations, whether now existing or hereafter arising, of Policyholder to Liberty Mutual arising under or in connection with the Insurance Policies, this  Security Agreement and the MCS-90 endorsement if applicable, (the "Obligations"), Policyholder hereby pledges to and grants a security interest to Liberty Mutual in:

(a) all money and property of Policyholder which is now in or which shall hereafter come into the possession, custody or control of Liberty Mutual, including but not limited to cash in a bookkeeping account maintained by Liberty Mutual, (the "Cash Account"); in connection with the foregoing, Policyholder acknowledges and agrees that amounts credited to the Cash Account need not be segregated from other assets of Liberty Mutual and that no interest shall be paid or credited to the Policyholder on amounts credited to the Cash Account; and,

(b) all proceeds and products of ¶ 6(a).

(The property described in clauses (a) and (b) being hereinafter referred to as "Collateral").

7. Minimum Value of Collateral; Additional Collateral.  Policyholder will at all times maintain cash in the Cash Account equal to the amount set forth on the most recent schedule, ("Schedule"), provided by Liberty Mutual from time to time hereafter setting forth the estimated amount of deductible reimbursement, adjusted or other premium, and other obligations ultimately owing from Policyholder to Liberty Mutual under the Insurance Policies and this Security Agreement with respect to the Potential Liability as defined in ¶ 8 below.  If the amount shown on the Schedule is greater than the amount in the Cash Account at the date of such Schedule, then Policyholder shall within thirty (30) days of its receipt of the Schedule, deposit additional cash into the Cash Account so that the amount in such Cash Account shall equal the amount set forth on such Schedule. If such determination indicates that the amount of Policyholder’s Potential Liability, as defined in ¶8, is less than the amount in the Cash Account at the date of such Schedule, the Policyholder upon receipt of written notice by Liberty Mutual may request that any excess cash be returned to the Policyholder.

In the event that the Cash Account has been debited in accordance with the provisions of ¶ 11(a) below, then Policyholder shall, within fifteen (15) days of its receipt of the debit notice contemplated in ¶ 11(a), deposit additional cash in the amount of the Liquidated Amount, (as defined in ¶ 11(a)), into the Cash Account.  The Policyholder’s duty to maintain cash in the Cash Account, (or a letter of credit pursuant to ¶11 below), of a value not less than that required by this ¶ 7 shall continue until the Policyholder has paid or liquidated all of its Obligations.

8.           Potential Liability Defined. For purposes of this Security Agreement potential liability shall mean limited incurred losses developed using the then current National Market Actuarial development factors and practices subject to a deductible aggregate or maximum (if applicable) minus all losses previously reimbursed to Liberty Mutual by the Policyholder.

9.           Representations and Warranties of Policyholder. The Policyholder hereby represents and warrants as follows:

(a)           The Policyholder is, and at the time of delivery of the Collateral will be, the legal and beneficial owner of the Collateral free and clear of any and all liens, claims, encumbrances and interests other than the security interest created by this Security Agreement.

(b)           The Policyholder has full power, authority and legal right to pledge the Collateral pursuant to this Security Agreement.  The execution, delivery and performance of this Security Agreement by Policyholder has been authorized by all necessary corporate actions. The Policyholder executing this Security Agreement has full right and authority to execute and deliver this Security Agreement on behalf of all entities encompassed within the term "Policyholder."

(c)           No consent, authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required either (i) in connection with the pledge of Collateral by Policyholder pursuant to this Security Agreement or (ii) for the exercise by Liberty Mutual of its rights and remedies hereunder.

(d)           To the best of Policyholder's knowledge, there are no facts, events or occurrences which in any way impair the validity or collectability of the Collateral or which would tend to reduce the amount payable hereunder.

10.           Covenants of Policyholder.  In addition to the Obligations of Policyholder set forth in other provisions of this Security Agreement, Policyholder covenants and agrees that so long as any Obligations are outstanding, it will:

(a)           Promptly execute and deliver all further instruments and documents and take all further action as may be necessary or as Liberty Mutual may reasonably request in order to perfect and protect any security interest granted hereby or to enable Liberty Mutual to exercise and enforce its rights and remedies hereunder.

(b)           Mark its books and records pertaining to the Collateral to evidence this Security Agreement and the security interest granted hereby;

(c)           Not create, permit or suffer to exist any lien, claim, encumbrance or interest in all or any part of the Collateral other than the security interest created by this Security Agreement;

(d)           Not assign, exchange, transfer, all or any portion of the Collateral or attempt or contract to do so; and,

(e)           Advise Liberty Mutual promptly in reasonable detail (i) of any lien, security interest, encumbrance or claim made or asserted against any portion of the Collateral and (ii) of the occurrence of any other event which would have a material effect on the aggregate value of the Collateral or on the security interest created hereunder.

Limitation on Liberty Mutual's Duty with Respect to Collateral.

(a)           Liberty Mutual shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession or under its control if the Collateral is accorded treatment substantially equivalent to that which Liberty Mutual in its individual capacity accords its own property consisting of cash, it being understood, however that Liberty Mutual shall not have responsibility for taking any necessary steps (other than steps taken in accordance with the standard of care set forth above) to maintain possession of the Collateral or to preserve rights against any person with respect to the Collateral.

(b)           Liberty Mutual shall be under no duty or obligation (i) to make or give presentment, demand for performance, notice of non-performance, protest, notice of protest, or notice of dishonor in connection with any obligations or evidences of indebtedness held as Collateral or in connection with any obligations or evidences of indebtedness which constitute the Obligations.

11.           Defaults & Remedies.  Any of the following events shall be "Events of Default":

(a) The failure of Policyholder to pay or reimburse any of the Obligations when due. If an Event of Default described in ¶ 11(a) has occurred, Liberty Mutual may debit the Cash Account for the applicable past due Obligation and related late payment charge, (the "Liquidated Amount").  After Liberty Mutual's receipt and application of the Liquidated Amount, Liberty Mutual shall give written notice to Policyholder of the Liquidated Amount, the date of debit, and the reimbursement request to which the Liquidated Amount related. Policyholder acknowledges and agrees that debits in accordance with this ¶ 11(a) do not constitute foreclosure or sale of the Collateral, but rather constitute an additional remedy available to Liberty Mutual in its sole and absolute discretion upon the occurrence of an Event of Default described in ¶ 11(a), above, and that any Collateral remaining after any such debit shall continue to be Collateral securing all present and future Obligations.;

(b) The failure of Policyholder to maintain sufficient cash in the Cash Account, as the case may be, as set forth in ¶ 7. above;

(c) The insolvency of the Policyholder, commencement by Policyholder of corporate or other liquidation or dissolution proceedings, failure by Policyholder to pay debts generally as they become due, general assignment by the Policyholder for the benefit of creditors, or the filing by or against Policyholder of any petition, proceeding, case or action under the provisions of the United States Bankruptcy Code or other law for the relief of or relating to debtors;

(d) The filing of a petition for the appointment of, or the appointment of, either voluntarily or involuntarily, a receiver, liquidator, conservator, rehabilitator, trustee, custodian or similar official to take possession or control of any property of Policyholder;

(e)	Failure to keep or perform any of the terms or provisions of this Security Agreement;

If an Event of Default described in ¶11(b, c, d or e), above, has occurred, in addition to all other rights and remedies available under this Security Agreement, Liberty Mutual shall have the option to require the Policyholder to pay immediately upon notice any and all outstanding Obligations, including, but not limited to,  deductible / loss limit reimbursements, premium payments and all other obligations arising under or in connection with the Insurance Policies and this Security Agreement.

If any Event of Default, as described in ¶11(b, c, d or e), above,, has occurred, Liberty Mutual may do one or more of the following, in such order as Liberty Mutual shall determine in its sole and absolute discretion:

(i) terminate any services it performs for Policyholder and terminate any insurance (including the Insurance Policies) issued for the benefit of Policyholder (where permitted by law);

(ii)  exercise with respect to the Collateral, in addition to all other rights and remedies provided for in this Security Agreement or otherwise available to it at law or in equity, all rights and remedies of a secured party on default under the Uniform Commercial Code then in effect the Commonwealth of Massachusetts.

(f) The cancellation or non renewal of any of the Insurance Policies to which this Security Agreement applies;

(g)	The violation of any or all of the following covenants:

[Not Applicable]

If an Event of Default, as defined in ¶ 11(f or g) the Policyholder will first have the option of providing a letter of credit within 30 days pursuant to the terms outlined below.

If the Policyholder fails to deliver to Liberty Mutual the Letter of Credit then Liberty Mutual may do one or more of the following, in such order as Liberty Mutual shall determine in its sole and absolute discretion:

(i) terminate any services it performs for Policyholder and terminate any insurance (including the Insurance Policies) issued for the benefit of Policyholder (where permitted by law);

(ii)  exercise with respect to the Collateral, in addition to all other rights and remedies provided for in this Security Agreement or otherwise available to it at law or in equity, all rights and remedies of a secured party on default under the Uniform Commercial Code then in effect the Commonwealth of Massachusetts.

If an Event of Default, as defined in ¶ 11(b through g) above occurs;

Liberty Mutual may, in its sole and absolute discretion, and without waiving any other rights or remedies available under this Security Agreement or available to a secured party under the Uniform Commercial Code, agree to waive the specific Event of Default provided that the Policyholder shall first deliver to Liberty Mutual, within thirty (30) days of the Event of Default, a clean, irrevocable letter of credit providing for negotiation credit, (multiple partial draws permitted), by sight draft without notation in substantially similar form to the specimen to be provided by Liberty Mutual.  Upon receipt of said letter of credit, Liberty Mutual shall remit to Policyholder the balance of the amounts credited in the Cash Account after deduction of any outstanding unpaid Obligations under this Security Agreement.  So long as a letter or letters of credit satisfying the requirements of this ¶ 11 are maintained, the requirements of ¶6 and ¶ 7, above, shall be suspended.

The Letter of Credit shall name Liberty Mutual as the beneficiary, contain an evergreen clause, and be issued for a term of at least 12 months by a bank which is, and shall continue to be “satisfactory” to Liberty Mutual. To be “satisfactory” for the purposes of this Agreement a bank must be: (i) rated “C” or better by Kroll Bond Rating Agency, Inc. and any successors (“Kroll rating”); (ii) approved by the National Association of Insurance Commissioners; and, (iii) otherwise acceptable to Liberty Mutual in its sole and unreviewable discretion.  The amount of the letter of credit shall be the amount required by the most recent Schedule with respect to the Potential Liability as defined in ¶ 8 above reflecting estimated amounts of unpaid claims which are the responsibility of the Policyholder because of the deductible and/ or loss limit amount set forth in the deductible and / or premium endorsement(s).

If at any time the bank issuing a Letter of Credit ceases to be “satisfactory” in Liberty Mutual’s sole and unreviewable discretion, Policyholder shall have 90 days from the date it receives written notice from Liberty Mutual that the bank issuing the Letter of Credit no longer satisfies the requirements of this Agreement to provide Liberty Mutual with a replacement Letter of Credit which fully complies with the requirements of this ¶6 or another form of security acceptable to Liberty Mutual. If the Kroll rating of a bank is currently rated below “C” or subsequently drops below “C”, Liberty Mutual may defer requiring that some or all letters of credit provided by such bank be replaced if in Liberty Mutual’s sole and unreviewable discretion the financial health of the bank is such that the retention of one or more such Letters of Credit does not currently pose an unacceptable financial risk to Liberty Mutual.

If the amount set forth on any subsequent Schedule is greater than the amount of the then existing letter of credit, Policyholder shall deliver within thirty (30) days of receipt of written notice by Liberty Mutual, an amendment to the existing letter of credit or an additional letter of credit (which shall otherwise conform with the requirements of this paragraph) so that the total amount of such letter(s) of credit equals the amount set forth on the most recent Schedule. If such determination indicates that the amount of Policyholder’s potential liability, as defined in ¶8, is less than the amount of the existing Letter(s) of Credit, the Policyholder upon receipt of written notice by Liberty Mutual may reduce the Letter(s) of Credit by amendment so that the total amount of such Letter(s) of Credit) equals the amount set forth on the most recent Schedule.

No later than 30 days before the date of termination of any such letter of credit, the Policyholder shall deliver to Liberty Mutual a substitute letter of credit which fully complies with the requirements specified above.  The substitute letter of credit shall take effect no later than the date of termination of the expiring letter of credit.  Policyholders' duty to deliver such a substitute letter of credit shall continue until Policyholder has paid or liquidated all of its Obligations pursuant to the Insurance Policies and this Security Agreement.

Liberty Mutual agrees to draw upon any such letter of credit only if the Policyholder fails to reimburse Liberty Mutual as provided in ¶ 5, except that, in the event that the Policyholder either: (i) fails to deliver an amended or additional letter of credit as specified above; (ii) fails to deliver a substitute letter of credit as specified above; (iii) fails to deliver a replacement letter of credit as specified above, then Liberty Mutual may draw upon the full amount of the letter of credit.

12. Additional General Terms & Provisions.   See Attached Appendix A which is incorporated herein by reference and made a part hereof.

IN WITNESS WHEREOF, Policyholder has executed and delivered this Agreement as of the date first set forth above.

ITT Educational Services, Inc.

By: /s/ Kevin M. Modany

Its: CEO

Accepted by Liberty Mutual as of the date first set forth above.

LIBERTY MUTUAL INSURANCE COMPANY

By:	/s/ Candice Gaeta
Its:	AUTHORIZED AGENT

APPENDIX A
ADDITIONAL GENERAL TERMS & PROVISIONS

Expenses. The Policyholder will pay to Liberty Mutual upon demand, any and all reasonable expenses, including, without limitation, reasonable legal fees and expenses, and the fees and expenses of any experts and agents, which Liberty Mutual may incur in connection with (a) the exercise or enforcement of any of the rights or remedies of Liberty Mutual hereunder, and/or (b) the failure by Policyholder to perform or observe any of the provisions hereof. The payment of such expenses shall be Obligations hereunder.

No Waiver; Cumulative Remedies; Amendment.  No failure on the part of Liberty Mutual to exercise nor any delay in exercising any right, power or remedy hereunder shall operate as a waiver hereof.  No single or partial exercise by Liberty Mutual of any right, power, or remedy hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power, or remedy hereunder.  Liberty Mutual shall not be deemed to have waived any of its rights or remedies hereunder by any act, delay, omission or otherwise or by any course of dealing and no waiver shall be valid unless in writing, signed by Liberty Mutual and then, only to the extent set forth therein. The remedies provided herein are cumulative and not exclusive. None of the provisions of this Security Agreement may be waived, altered, modified or amended other than by an instrument in writing signed by Liberty Mutual and the Policyholder.

Termination. This Security Agreement shall continue in full force and effect until the Policyholder has no further Obligations to Liberty Mutual hereunder and under any and all policies of insurance subject to this security agreement issued by Liberty Mutual.

Rights and Interests Absolute. Rights and Interests Absolute.  All rights of Liberty Mutual hereunder shall be absolute and unconditional irrespective of: (a) any changes in the time, manner or place of payment or in any other term of any of the Obligations or any other amendment or waiver of or any consent to any departure from the Obligations; (b) any release, amendment, waiver, or consent to any departure from any guaranty for any of the Obligations; or, (c) any other circumstances which might constitute a release or discharge of any Policyholder.

Policyholder waives any right to require Liberty Mutual to: (i) proceed against any person, including without limitation any other "named insured" or (ii) pursue any other remedy in Liberty Mutual's power; and, Policyholder further waives any defense arising by reason of any disability of any "named insured".   Policyholder hereby expressly waives all rights at law or in equity to argue as a defense to Liberty Mutual's rights to draw against the “Cash Account” under this Security Agreement, Policyholder's rights to subrogation, reimbursement, exoneration, contribution, and/or to set-off.

Successors and Assigns.  This Security Agreement shall be binding upon and inure to the benefit of all of the parties' respective successors and assigns; notwithstanding the foregoing, however, Policyholder may not assign its interests or delegate its duties hereunder without Liberty Mutual's prior written consent, in its sole and absolute discretion, and any prohibited assignment or delegation shall be void. No consent to an assignment or delegation by Liberty Mutual shall release Policyholder of any present or future Obligations to Liberty Mutual.

Rules of Construction. Neither this  Security Agreement nor any uncertainty or ambiguity herein shall be automatically construed or resolved against Policyholder or Liberty Mutual, whether under any general rule of construction or otherwise; to the contrary, this  Security Agreement has been reviewed by all parties and their respective legal counsel and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of the parties hereto, to wit, enforcing the Obligations owing by Policyholder to Liberty Mutual. Titles and headings are for the convenience of the reader only, and shall have no substantive or interpretative force or effect whatsoever.

Merger and Integration; Severability. This  Security Agreement and all executed documents delivered pursuant hereto constitute the entire understanding and contract between the parties hereto pertaining to the subject matter hereof, and supersede any and all prior oral or written representations or communications with respect to the subject matter hereof, all of which communications are merged herein.  This Security Agreement may be executed in one or more counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument Any provision of this Security Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

Waiver of Trial by Jury.   Policyholder and Liberty Mutual hereby waive any right to a trial by jury in any action or proceeding to enforce or defend any rights under this Security Agreement or under any agreement, instrument or document delivered, or which may in the future be delivered, in connection herewith and agree that any such action or proceeding shall be tried before a court and not before a jury.

Counterparts; Electronic and Facsimile.  This Agreement may be signed in any number of counterparts, each of which shall be deemed an original for all purposes, but all of which shall constitute one and the same instrument.  This Agreement may be delivered electronically or by facsimile and an electronic or facsimile version of this Agreement shall be binding as an original.

Governing Law.  This Security Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

[Missing Graphic Reference]

ITT Educational Services Inc.
CASH SECURITY SCHEDULE

EFFECTIVE DATE	CASH COLLATERAL AMOUNT
12/15/2015	$2,187,000.00

THIS SCHEDULE REMAINS IN EFFECT UNTIL SUPERSEDED BY A REPLACEMENT SCHEDULE

ITT EDUCATIONAL SERVICES, INC.
POLICY NUMBER
LISTING

WA7-64D-434763-014
WA7-64D-434763-013
WA7-64D-434763-012
WA7-64D-434763-011
WA7-64D-434763-010
WA7-64D-434763-019
WA7-64D-434763-018
WA7-14D-434763-017
WA7-14D-434763-016
WA7-14D-434763-015
WA7-14D-434763-014
WA7-14D-434763-013

WC7-641-434763-024
WC7-641-434763-023
WC7-641-434763-022
WC7-641-434763-021
WC7-641-434763-020
WC7-641-434763-029
WC2-641-434763-028
WC2-141-434763-027
WC2-141-434763-026
WC2-141-434763-025
WC2-141-434763-024

WC2-141-434763-023

TB2-641-434763-054
TB2-641-434763-034
TB2-641-434763-053
TB2-641-434763-033
TB2-641-434763-052
TB2-641-434763-032
TB2-641-434763-051
TB2-641-434763-031
TB2-641-434763-050
TB2-641-434763-030
TB2-641-434763-059
TB2-641-434763-039
TB2-641-434763-038
TB2-141-434763-037
TB2-141-434763-036
TB2-141-434763-035
TB2-141-434763-034
TB2-141-434763-033